Exhibit 99.6

Skillful Craftsman Education Technology Limited

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000

June 2, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Telecommunications

100 F Street, NE

Washington, D.C. 20549

Attn: Mr. Robert S. Littlepage

Re:	Skillful Craftsman Education Technology Limited
Amendment No. 2 to Registration Statement on Form F-1
Filed June 2, 2020
File No. 333-237815

Dear Mr. Littlepage:

The undersigned, Skillful Craftsman Education Technology Limited, a Cayman Islands company (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of Amendment No. 2 to the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering (“IPO”) of ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of March 31, 2019 and 2018 and for each of the two fiscal years ended March 31, 2019 and 2018, and unaudited interim consolidated financial statements as of September 30, 2019 and for each of the six-month periods ended September 30, 2019 and 2018.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1.             The Company is not currently a public reporting company in any other jurisdiction.

2.             The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3.             Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.             The Company does not anticipate that its audited financial statements for the year ended March 31, 2020 will be available until July 2020.

5.             In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company will file this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

Skillful Craftsman Education Technology Limited

By:	/s/ Xiaofeng Gao
Name:	Xiaofeng Gao
Title:	Chairman